EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports 37% Increase in Earnings in 2023

LAREDO, Texas—(BUSINESS WIRE)— February 26, 2024—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2023 of $411.8 million or $6.62 diluted earnings per common share ($6.63 per share basic) compared to $300.2 million or $4.78 diluted earnings per common share ($4.79 per share basic), which represents an increase of 38.5 percent in diluted earnings per share and a 37.2 percent increase in net income over the corresponding period in 2022. Net income for the three months ended December 31, 2023 was $106.4 million or $1.71 diluted earnings per common share ($1.71 per share basic), compared to $105.4 million or $1.68 diluted earnings per common share ($1.69 per share basic) for the same period in 2022, representing an increase of 1.0 percent in net income and a 1.8 percent increase in diluted earnings per share.

Net income for the year ended December 31, 2023 was positively impacted by an increase in net interest income, which is primarily attributable to an increase in the size of our investment portfolio, the interest earned on funds held at the Federal Reserve Bank, and an increase in loan interest income, of which the latter two have increased consistently with Federal Reserve Board actions to raise interest rates in 2022 and 2023.  Net income for the period has also been impacted by increases in interest expense, primarily driven by an increase in interest paid on deposits.  We closely monitor rates paid on deposits to remain competitive in the current economic environment and retain deposits.  The increase in those revenue streams coupled with the cost control initiatives to streamline operations and increase efficiency in recent years have been the primary drivers in achieving these results.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands, except per share data)

Interest income	$800,162	$525,781	$398,103	$427,008	$492,401
Interest expense	(136,661)	(38,156)	(26,831)	(39,119)	(58,629)
Net interest income	663,501	487,625	371,272	387,889	433,772
Provision for probable loan losses	(34,576)	(21,651)	(7,955)	(45,379)	(18,843)
Non-interest income	169,941	187,134	222,326	150,579	154,826
Non-interest expense	(275,354)	(270,469)	(263,316)	(281,331)	(309,801)

Income before income taxes	523,512	382,639	322,327	211,758	259,954
Income taxes	(111,744)	(82,407)	(68,405)	(44,439)	(54,850)
Net income	$411,768	$300,232	$253,922	$167,319	$205,104

Net income per common share
Basic	$6.63	4.79	$4.01	$2.63	$3.13
Diluted	$6.62	4.78	$4.00	$2.62	$3.12

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“Our net interest margin continues to be positively impacted by the current interest rate environment.  Managing interest income and expense continues to be a major focus of our executive leadership team, who continue to carefully monitor the current interest rate environment so that decisions made will balance the management of our deposit base with the cost of those deposits. We are confident that our balance sheet management strategies, including our asset liability and liquidity management, which have been in place for many years, will continue to position us for success as we have just reported. Our outstanding earnings performance continues to prove that our long-standing strategies and commitment to cost control and non-interest income growth continues to be timely and successful.  Our return on assets (ROA) puts IBOC among the top of publicly traded bank holding companies in the nation.  We are confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base, and responsive management strategies to position us for continued success in 2024 and beyond,” said Dennis E. Nixon, president and CEO.

Total assets at December 31, 2023 were $15.1 billion compared to $15.5 billion at December 31, 2022.  Total net loans were $7.9 billion at December 31, 2023 compared to $7.3 billion at December 31, 2022. Deposits were $11.8 billion at December 31, 2023 compared to $12.7 billion at December 31, 2022.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 166 facilities and 256 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.